245 Summer Street

Fidelity® Investments

Boston, MA 02210

March 8, 2017

U.S. Securities & Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Fidelity Securities Fund (the trust): File Nos. 002-93601 and 811-04118 Fidelity Flex Large Cap Growth Fund (the fund(s)) Post-Effective Amendment No. 124

________________________________________________________________________

Ladies and Gentlemen:

Pursuant to Regulation S-T and Rule 485(b) under the Securities Act of 1933, (33 Act) as amended, transmitted herewith on behalf of the trust is Post-Effective Amendment No. 124 to the trust’s current effective Registration Statement on Form N-1A.  This transmission contains a conformed signature page, the manually signed original of which, is maintained at the offices of the trust.

The purpose of this filing is to submit an Interactive Data File.

Please contact Jamie Plourde at (817) 474-7037 in connection with any questions or comments regarding this filing.

||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	Very truly yours,

/s/ Jamie Plourde
Jamie Plourde
Legal Product Group